As filed with the Securities and Exchange Commission on June 30, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ACUITY BRANDS LIGHTING, INC.*
(Exact name of registrant as specified in its charter)

Delaware	3640	58-2633371
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)
Acuity Brands Lighting, Inc.
One Lithonia Way
Conyers, Georgia 30012
(770) 922-9000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)
Richard K. Reece
Executive Vice President and Chief Financial Officer
Acuity Brands, Inc.
1170 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30309
(404) 853-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Keith M. Townsend
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
(404) 572-4600

*	The companies listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.
Approximate date of commencement of proposed sale to public:  As soon as possible after this Registration Statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Note	Offering Price	Fee
6.00% Senior Notes due 2019	$350,000,000	100%	$350,000,000(1)	$24,955
Guarantees of 6.00% Senior Notes due 2019	—	—	—	(2)

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The proposed maximum offering price is estimated solely for purpose of calculating the registration fee.
(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

	Jurisdiction of	IRS Employer
Exact Name of Additional Registrants*	Formation	Identification No.

Acuity Brands, Inc.	Delaware	58-2632672
ABL IP Holding LLC	Delaware	58-2632672

*	The address for each of the additional Registrants is c/o. The primary standard industrial classification number for each of the additional Registrants is 3640.

Acuity Brands Lighting, Inc.
Offer to Exchange
Up to $350,000,000 aggregate principal amount
of our 6.00% Senior Notes due 2019
(which we refer to as the “new notes”)
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for $350,000,000 of our outstanding
6.00% Senior Notes due 2019
(which we refer to as the “old notes”
and, together with the new notes, as the “notes”)
and the guarantees thereof

The New Notes:

The terms of the new notes are substantially identical to the old notes, except that some of the transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new notes.

•	Maturity: The new notes will mature on December 15, 2019.

•	Interest: The new notes will bear interest at a rate of 6.00% per annum. Interest on the new notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2010.

•	Guarantees: The new notes will be guaranteed, fully and unconditionally, on a senior unsecured basis, by Acuity Brands, Inc., the parent corporation of Acuity Brands Lighting, Inc. and ABL IP Holding LLC, a wholly owned subsidiary of Acuity Brands, Inc.

•	Ranking: The new notes and the guarantees will be senior unsecured obligations of Acuity Brands Lighting, Inc. and the guarantors and will effectively rank junior to any existing and future secured indebtedness of Acuity Brands Lighting, Inc. and the guarantors and any indebtedness of Acuity Brands, Inc.’s subsidiaries (other than Acuity Brands Lighting, Inc. and ABL IP Holding LLC).

•	Optional Redemption: We may redeem the new notes in whole or in part at any time and from time to time at the redemption prices. The redemption prices are set forth under “Description of the Notes — Optional Redemption.”

•	The new notes will not be listed on any securities exchange or automated quotation system.

The Exchange Offer:

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010 (which is the 20th business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

•	The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the SEC.

•	Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

The exchange offer involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

Forward-Looking Statements	ii
Summary	1
Risk Factors	8
Use of Proceeds	10
The Exchange Offer	11
Description of Notes	18
Book-entry Settlement and Clearance	33
Principal U.S. Federal Income Tax Consequences of the Exchange Offer	36
Plan of Distribution	36
Legal Matters	37
Independent Registered Public Accounting Firm	37
Where You Can Find More Information	37
Incorporation by Reference	37
EX-3.1
EX-3.2
EX-3.3
EX-3.4
EX-3.8
EX-3.9
EX-4.1
EX-5.1
EX-23.4
EX-25.1
EX-99.1
EX-99.2

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Acuity,” “we,” “us” and “our” refer, collectively, to Acuity Brands, Inc. and its consolidated subsidiaries, including Acuity Brands Lighting, Inc., its principal operating subsidiary, and ABL IP Holding LLC; “Acuity Parent” refers only to Acuity Brands, Inc. and not to any of its subsidiaries or affiliates; “ABL IP Holding” refers only to ABL IP Holding LLC; the “Guarantors” refers, collectively, to Acuity Brands, Inc. and ABL IP Holding LLC; and the “Company” refers only to Acuity Brands Lighting, Inc. and not to its parent or subsidiaries or affiliates.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 135 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates important business and financial information about the Company that is not included or delivered with this prospectus. We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of all documents referred to below which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

In order to obtain timely delivery, you must request the information no later than          , 2010, which is five business days before the expiration date of the exchange offer. Any such request should be directed to us at:

Corporate Secretary
Acuity Brands Inc.
1170 Peachtree Street, N.E.
Suite 2400
Atlanta, Georgia 30339
(404) 853-1400

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the federal securities laws. Statements made herein that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of Acuity. In addition, Acuity, or the executive officers on Acuity’s behalf, may from time to time make forward-looking statements in reports and other documents Acuity files with the SEC or in connection with oral statements made to the press, potential investors or others. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, Acuity undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Acuity’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity’s and management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from initiatives taken and timing of benefits;

•	market demand;

•	litigation and other contingent liabilities; and

•	economic, political, governmental, and technological factors affecting Acuity.

Additional risks that could cause Acuity’s actual results to differ materially from those expressed in Acuity’s forward-looking statements are discussed in Part I, “Item 1a. Risk Factors” of Acuity’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, which has been incorporated into this prospectus by reference.

ii

Summary

This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus, including “Risk Factors,” and the documents incorporated by reference herein, including our consolidated financial statements and related notes.

Acuity Brands, Inc.

We are one of the world’s leading providers of lighting fixtures and lighting controls for new construction, renovation, and facility maintenance applications. Products include a full range of indoor and outdoor lighting for commercial and institutional, industrial, infrastructure, and residential applications. We manufacture or procure lighting products predominantly in the United States, Mexico, Europe, and China. These products and related services are marketed under numerous brand names, including Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lightingtm, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, Metal Optics®, Antique Street Lampstm, Tersentm, Synergy® Lighting Controls, Lighting Control & Designtm, Sensor Switch®, Dark to Lighttm and ROAM®. As of May 31, 2010, we manufactured products in fourteen plants in North America and two plants in Europe.

Principal customers include electrical distributors, retail home improvement centers, national accounts, electric utilities, municipalities, and lighting showrooms located in North America and select international markets. In North America, our products are sold by independent sales agents and factory sales representatives who cover specific geographic areas and market segments. Products are delivered through a network of distribution centers, regional warehouses, and commercial warehouses using both common carriers and a company-owned truck fleet. To serve international customers, we employ a sales force that utilizes distribution methods to meet specific individual customer or country requirements. We have one operating segment.

We completed the spin-off of our specialty products business, Zep Inc., on October 31, 2007, by distributing all of the shares of Zep Inc. common stock, par value $.01 per share, to Acuity Parent’s stockholders of record as of October 17, 2007. As a result of this spin-off, our financial statements have been prepared with the net assets, results of operations, and cash flows of the specialty products business presented as discontinued operations.

Acuity Parent is a Delaware corporation with principal executive offices located at 1170 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30309. The main telephone number is (404) 853-1400.

Our website is www.acuitybrands.com. Information contained on our website is not a part of this prospectus.

Acuity Brands Lighting, Inc.

The Company is a direct, wholly owned subsidiary of Acuity Parent and is the principal operating subsidiary of Acuity Parent. The Company is a Delaware corporation with principal executive offices located at One Lithonia Way, Conyers, Georgia 30012, and its telephone number at that address is (770) 922-9000.

ABL IP Holding LLC

ABL IP Holding LLC is a direct, wholly owned subsidiary of Acuity Parent. ABL IP Holding LLC is a Georgia limited liability corporation with principal executive offices located at One Lithonia Way, Conyers, Georgia 30012, and its telephone number at that address is (770) 922-9000.

The Exchange Offer

The following summary contains basic information about the exchange offer. For a more detailed description of the terms and conditions of the exchange offer, please refer to the section “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $1,000 principal amount of the new notes, which have been registered under the Securities Act, for each $1,000 principal amount of the old notes, which have not been registered under the Securities Act. We issued the old notes on December 8, 2009.

In order to exchange your old notes, you must promptly tender them before the expiration date (as described herein). All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the new notes on or promptly after the expiration date.

You may tender your old notes for exchange in whole or in part in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	We sold the old notes on December 8, 2009 to Banc of America Securities LLC and J.P. Morgan Securities Inc., the initial purchasers. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers relating to the old notes that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your old notes for new notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

For a description of the procedures for tendering old notes, see the section “The Exchange Offer — Exchange Offer Procedures.”

Consequences of Failure to Exchange	If you do not exchange your old notes for new notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture that governs both the old notes and the new notes. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. Upon completion of the exchange offer, we will have no further obligations to register, and we do not currently plan to register, the old notes under the Securities Act. See the section “Risk Factors — If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we extend the exchange offer in our sole and absolute discretion. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See the section “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including, if in our reasonable judgment:

• the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  • any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

We may choose to waive some of these conditions. For more information, see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC. See the section “The Exchange Offer — Exchange Offer Procedures.” If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

By accepting the exchange offer, you will represent to us that, among other things:

• any new notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the new notes;

  • you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

• if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, a distribution of the new notes; and

  • if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the new notes.

Withdrawal Rights	You may withdraw the tender of your old notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section “The Exchange Offer — Withdrawal Rights.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, National Association. The address, telephone number and facsimile number of the exchange agent are provided in the section “The

Exchange Offer — Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. See the section “Use of Proceeds.”

Principal U.S. Federal Income Tax Consequences	Your participation in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section “Principal U.S. Federal Income Tax Consequences of the Exchange Offer.”

Summary Description of the New Notes

The following is a brief summary of certain terms of the new notes. For a more complete description of the terms of the new notes, see “Description of Notes” in this prospectus.

Issuer	Acuity Brands Lighting, Inc.

Guarantors	Acuity Brands, Inc. and ABL IP Holding LLC.

Notes Offered	$350,000,000 aggregate principal amount of 6.00% Senior Notes due 2019.

Maturity Date	December 15, 2019.

Interest Payment Dates	6.00% per annum, payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2010.

Guarantees	Acuity Parent and ABL IP Holding will fully and unconditionally guarantee the payment of principal of and the premium, if any, and interest on the new notes.

Ranking	The new notes will be the Company’s senior unsecured obligations and will:

• rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness;

• rank senior in right of payment to all of the Company’s future subordinated indebtedness;

• be effectively subordinated in right of payment to any existing and future secured indebtedness of the Company and the Guarantors to the extent of the collateral securing such indebtedness; and

• be structurally subordinated in right of payment to indebtedness of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding).

The guarantees will be senior unsecured obligations of the Guarantors and will rank equally in right of payment with the Guarantors’ other senior unsecured indebtedness from time to time outstanding.

Optional Redemption	The Company may redeem the new notes in whole or in part at any time and from time to time at the redemption price specified in “Description of Notes — Optional Redemption.”

Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to purchase the new notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes — Repurchase Upon Change of Control Triggering Event.”

Covenants	The indenture under which the new notes will be issued will contain covenants for your benefit. These covenants will limit the ability of Acuity Parent and certain of its subsidiaries:

• to create certain liens;

• to enter into sale and lease-back transactions; or

• to consolidate, merge or sell, lease, transfer or otherwise dispose of its properties and assets substantially as an entirety.

These covenants will be, however, subject to significant exceptions and qualifications, which are described in this prospectus. See “Description of Notes — Certain Covenants.”

Form and Denomination	The new notes will be issued in fully registered book-entry form and will be represented by global notes without interest coupons. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depositary Trust Company (“DTC”) in New York, New York. Investors may elect to hold interests in the global notes through DTC and its direct or indirect participants as described under “Description of Notes — Book-Entry Procedures.”

The new notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues	We may, from time to time, without notice to or consent of holders of the new notes (“Holders”), create and issue additional notes having the same interest rate, maturity, ranking and other terms as the new notes offered hereby. Any such additional notes, together with the new notes offered hereby, will be considered part of the same series of notes under the indenture.

Transfer Restrictions	The new notes are not being offered for sale or exchange and may not be offered for sale or exchange directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify by prospectus in Canada the new notes, and accordingly, the new notes will be subject to restriction on resale in Canada.

No Listing	The new notes will not be listed on any securities exchange.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the new notes.

Summary Selected Financial Information

The following table sets forth certain selected consolidated financial data of Acuity as of and for the nine-month periods ended May 31, 2010 and 2009 and as of and for each of the five fiscal years ended August 31, 2009. The selected consolidated financial data of Acuity presented below as of and for the fiscal years ended August 31, 2009, 2008 and 2007 and for the fiscal year ended August 31, 2006 have been derived from financial statements of Acuity, which, unless otherwise indicated, have been audited by Ernst & Young LLP, our independent registered public accounting firm. The selected consolidated financial data of Acuity presented below as of August 31, 2006, as of and for the fiscal year ended August 31, 2005 and as of and for the nine-month periods ended May 31, 2010 and 2009 have been derived from unaudited financial statements of Acuity. Amounts in our audited and unaudited financial statements have been restated to reflect the specialty products business as discontinued operations as a result of the spin-off of our specialty products business, Zep Inc. This historical information may not be indicative of our future performance. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto, each contained in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009, our Current Report on Form 8-K dated June 30, 2010, and our Quarterly Report on Form 10-Q for the quarter ended May 31, 2010, which have been incorporated into this prospectus by reference.

							Nine Months
	Years Ended August 31,						Ended May 31
	2009	2008	2007(1)	2006(1)	2005(1)		2010	2009
	(In thousands, except per-share and ratio data)

Summary of Operations Data:
Net Sales	$1,657,404	$2,026,644	$1,964,781	$1,841,039	$1,637,902		$1,182,718	$1,234,792
Cost of Products Sold	1,022,308	1,210,849	1,220,466	1,188,202	1,101,198		705,619	765,067
Gross Profits	635,096	815,795	744,315	652,837	536,704		477,099	469,725
Selling, Distribution and Administrative Expense	454,606	540,097	521,892	500,426	449,143		362,228	339,257
Special Charge	26,737 (2)	14,638 (3)	—	—	19,405	(4)	5,166	26,635
Impairment Charge	—	—	—	292	664		—	—
Operating Profit	153,753	261,060	222,423	152,119	67,492		109,705	103,833
Other Expense	26,430	30,510	28,237	33,296	34,817		31,504	19,694
Income from Continuing Operations before Provision for Income Taxes	127,323	230,550	194,186	118,823	32,675		78,201	84,139
Provision for Income Taxes	42,126	81,918	65,499	39,152	7,999		26,415	28,030
Income from Continuing Operations	85,197	148,632	128,687	79,671	24,676		51,786	56,109
Income (Loss) from Discontinued Operations	(288)	(377)	19,367	26,891	27,553		605	(299)
Net Income	84,909	148,255	148,054	106,562	52,229		52,391	55,810
Balance Sheet Data (at period end):
Cash and Cash Equivalents	18,683	297,096	213,674	80,520	86,740		$194,518	$28,290
Total Assets(1)	1,290,603	1,408,691	1,617,867	1,444,116	1,442,215		1,468,747	1,321,124
Total Debt	231,582	363,936	363,877	363,802	363,737		353,325	233,971
Stockholders’ Equity	672,140	575,546	671,966	475,476	491,636		716,852	658,550
Cash Dividends Declared per Common Share	0.52	0.54	0.60	0.60	0.60		0.39	0.39
Other Data:
Basic Earnings per Share from Continuing Operations	$2.05	$3.58	$2.96	$1.79	$0.56		$1.20	$1.36
Basic Earnings (Loss) per Share from Discontinued Operations	(0.01)	(0.01)	0.45	0.60	0.63		0.01	(0.01)
Basic Earnings per Share	$2.04	$3.57	$3.41	$2.39	$1.19		$1.21	$1.35
Diluted Earnings per Share from Continuing Operations	$2.01	$3.51	$2.89	$1.73	$0.55		$1.17	$1.34
Diluted Earnings (Loss) per Share from Discontinued Operations	(0.01)	(0.01)	0.44	0.58	0.61		0.01	(0.01)
Diluted Earnings per Share	$2.00	$3.50	$3.33	$2.31	$1.16		$1.18	$1.33
Ratio of Earnings to Fixed Charges (unaudited)(5)	5.1	7.4	6.5	4.3	1.9		4.3	4.5

(1)	Total assets as of August 31, 2007, 2006, and 2005 included amounts related to discontinued operations.

(2)	During fiscal 2009, Acuity recorded a pre-tax charge of $26.7 million to accelerate its ongoing programs to streamline Acuity’s operations, including the consolidation of certain manufacturing facilities and the reduction of certain overhead costs. The charge consists of $25.6 million for estimated severances and employee benefits as well as estimated retention payments related to the previously announced consolidation of certain manufacturing operations and reductions in workforce and a $1.6 million impairment of assets related to the closing of a manufacturing facility, partially offset by a $0.5 million adjustment to the fiscal 2008 special charge.

(3)	During fiscal 2008, Acuity recorded a pre-tax charge of $14.6 million resulting from actions to streamline and simplify Acuity’s organizational structure and operations as a result of the spin-off of Zep Inc. The charge consisted of severance and related employee benefit costs associated with the elimination of certain positions worldwide, the estimated costs associated with the early termination of certain leases, and $0.8 million of share-based expense due to the modification of the terms of agreements to accelerate vesting for certain terminated employees.

(4)	During fiscal 2005, Acuity recorded a pre-tax charge to reflect the costs associated with the elimination of approximately 10% of the Company’s workforce.

(5)	Acuity’s ratio of earnings to fixed charges is calculated as income (loss) before income taxes from continuing operations, plus fixed charges, divided by fixed charges. Fixed charges include interest costs incurred and estimated interest within rental expense.

Risk Factors

Investors should carefully consider the following risk factors and the risk factors related to our business identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and all other information contained or incorporated by reference into this prospectus before investing in the new notes. The occurrence of any one or more of these risks could materially and adversely affect your investment in the new notes.

Risks Relating to the Notes

The new notes will be effectively subordinated to any secured indebtedness of the Company, and the guarantees of the new notes will be effectively subordinated to any secured indebtedness of Acuity Parent and ABL IP Holding.

The new notes and the guarantees will not be secured by any of the assets of the Company, Acuity Parent or ABL IP Holding. As a result, the new notes are effectively subordinated to any existing and future secured indebtedness of the Company and the Guarantors to the extent of the value of the assets securing such debt. The new notes are not the obligations of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding). Consequently, the new notes will be structurally subordinated to all liabilities, including trade payables, of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding). The indenture governing the new notes will not limit the amount of additional debt that we may incur, will permit us to incur secured debt under specified circumstances and will permit Acuity Parent’s subsidiaries (other than the Company) to incur secured debt without restriction. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any secured debt of the Company, Acuity Parent and ABL IP Holding may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to make payments on the new notes or the guarantees.

The negative covenants in the indenture that govern the new notes will provide limited protection to holders of new notes.

The indenture governing the new notes will contain covenants limiting our ability to create certain liens, enter into certain sale and lease-back transactions, and consolidate or merge with, or sell, lease, transfer, convey or otherwise dispose of all or substantially all our assets to, another person. The covenants addressing limitations on liens and on sale and lease-back transactions will not apply directly to any of Acuity Parent’s subsidiaries (other than the Company) and will contain exceptions that will allow us to incur liens with respect to material assets. See “Description of Notes — Certain Covenants.” In light of these exceptions, your notes may be structurally or effectively subordinated to new lenders. The indenture does not limit the amount of additional debt that we or our subsidiaries may incur. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the new notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the new notes, which could adversely impact the trading prices for, or the liquidity of, the new notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

We may not be able to repurchase all of the new notes upon a Change of Control Triggering Event, which would result in a default under the new notes.

We will be required to offer to repurchase the new notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the new notes. However, we may not have sufficient funds to repurchase the new notes for cash at such time. In addition, our ability to repurchase the new notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a change of control event constitutes an event of default or prepayment under such other indebtedness. Our failure to make any such repurchase would result in a default under the new notes.

The provisions of the new notes will not necessarily protect you in the event of certain highly leveraged transactions.

Upon the occurrence of a Change of Control Triggering Event, you will have the right to require us to repurchase the new notes as provided in the indenture governing the new notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the Holders. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the new notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus. If any such transaction were to occur, the value of the new notes could decline.

An active trading market for the new notes may not develop.

The new notes are a new issue of securities for which there is currently no public market, and we cannot assure you that an active trading market for the new notes will develop or continue. To the extent that an active trading market does not develop, the liquidity and trading prices for the new notes may be harmed.

The new notes will not be listed on any securities exchange. The liquidity of any market for the new notes will depend upon, among other facts, the number of Holders, our results of operations and financial condition, the market for similar securities and the interest of securities dealers in making a market in the new notes.

Our credit facility contains covenants that may limit our operations.

We entered into a credit agreement dated October 19, 2007 that contains certain covenants restricting our operations and the operations of our subsidiaries. For example, the agreement contains covenants placing certain limits on permitted indebtedness of our subsidiaries and on the creation, incurrence, assumption or existence of certain liens on our property or the property of our subsidiaries. If any of these restrictions were to materially impair the operations and earnings of our subsidiaries, their cash distributions to us may be diminished.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the new notes.

As of May 31, 2010 we had $353.3 million of outstanding indebtedness. We have the ability to incur substantial additional indebtedness in the future, including through additional debt offerings and pursuant to our credit agreement, under which we had borrowing capacity of at least $242.7 million as of May 31, 2010. Our level of indebtedness and our ability to incur additional indebtedness could have important consequences to you. For example, it could:

•	adversely impact the trading price for, or the liquidity of, the new notes;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	adversely affect our ability to obtain additional financing on favorable terms or at all in the future; and

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

Our credit ratings may not reflect all risks of your investments in the new notes.

We expect that the new notes will be rated “Baa3” and “BBB-” by Moody’s and Standard & Poor’s, respectively. Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the new notes. Our credit ratings may not reflect the potential impact of risks relating to structure or marketing of the new notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If you do not exchange your old notes for new notes, your ability to sell your old notes will be restricted.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. The new notes, like the old notes, will remain subject to restrictions on resale in Canada. The restrictions on transfer of your old notes arise because we issued the old notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any old notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those old notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the old notes under the Securities Act. In addition, if you do exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected.

Use of Proceeds

This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

We used the net proceeds from the sale of the old notes of approximately $346 million to repay (1) approximately $175.7 million of the $200 million outstanding principal amount of the 8.375% Senior Notes, which were scheduled to mature August 1, 2010 and bore interest at a rate of 8.375% per year that were validly tendered and accepted for payment pursuant to a cash tender offer (2) all of the remaining $24.3 million in aggregate principal amount of the 8.375% Senior Notes that were redeemed, and (3) an approximately $25.3 million unsecured promissory note issued to the sole stockholder of Sensor Switch, Inc. in connection with the Company’s acquisition of Sensor Switch, Inc., which was scheduled to mature on April 1, 2012 and bore interest at a rate of 6.0% per year. Any remaining proceeds were used for general corporate purposes.

The Exchange Offer

Purpose of the Exchange Offer

We have entered into a registration rights agreement with the initial purchasers of the old notes, in which we agreed to file a registration statement with the SEC relating to an offer to exchange the old notes for new notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause a registration statement to be declared effective under the Securities Act, to offer the new notes in exchange for the old notes as soon as practicable after the effectiveness of the registration statement and to have such registration statement remain effective for not less than 135 days after the last date that old notes will be accepted for exchange. If we do not comply with certain of our obligations under the registration rights agreement, we will incur additional interest expense. The new notes will have terms substantially identical to the old notes except that the new notes will not contain terms with respect to transfer restrictions in the United States and registration rights and additional interest payable for the failure to comply with certain obligations. Old notes in an aggregate principal amount of $350,000,000 were issued on December 8, 2009.

Under the circumstances set forth below, we will as soon as reasonably practicable following a determination of such circumstance, file a shelf registration statement with the SEC covering resales of the old notes or the new notes, as the case may be, use our commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act and use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (i) one year after the effective date of the shelf registration statement and (ii) the date on which all notes registered under the shelf registration statement have been sold in accordance therewith. These circumstances include:

•	applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	for any other reason we do not complete the exchange offer by December 8, 2010; or

•	any initial purchaser so requests in writing with respect to old notes that are not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable new notes in the exchange offer will be required to make the following representations:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the provisions of the Securities Act;

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act; and

•	if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities, that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales of new notes and cannot rely on the position of the SEC staff set forth in “Exxon Capital Holdings Corporation,” “Morgan Stanley & Co., Incorporated” or similar no-action letters. See “Plan of Distribution.”

Resale of New Notes

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such new notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such new notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of new notes. We have agreed that, for a period of 135 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resale of the new notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $2,000 principal amount of new notes in exchange for each $2,000 principal amount of old notes surrendered under the exchange offer. We will issue $1,000 integral multiple amount of new notes in exchange for each $1,000 integral multiple amount of old notes surrendered under the exchange offer. Old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer in the United States and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding old notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $350,000,000 aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the Exchange Offer.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Pursuant to the terms of the registration rights agreement, we are not required to make a registered exchange offer in any province or territory of Canada or to accept old notes surrendered by residents of Canada in the registered exchange offer unless the distribution of new notes pursuant to such offer can be effected pursuant to exemptions from the registration and prospectus requirements of the applicable securities laws of such province or territory and, as a condition to the exchange of the old notes pursuant to a registered exchange offer, such holders of old notes in Canada are required to make certain representations to us, including a representation that they are entitled under the applicable securities laws of such province or territory to acquire the new notes without the benefit of a prospectus qualified under such securities laws.

We are relying on exemptions from applicable Canadian provincial securities laws to offer the new notes. The new notes may not be sold directly or indirectly in Canada except in accordance with applicable securities laws of the provinces and territories of Canada. We are not required, and do not intend, to qualify the new notes by prospectus in Canada, and accordingly, the new notes will be subject to restrictions on resale in Canada.

Expiration Date; Extensions; Amendments

The exchange offer for the old notes will expire at 5:00 p.m., New York City time, on          , 2010, unless we extend the exchange offer in our sole and absolute discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to delay accepting for exchange any old notes in connection with the extension of the exchange offer;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material change. If we terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange or if we amend the terms of this exchange offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all old notes properly tendered and accepted for exchange in the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

•	the representations described under “— Purpose of the Exchange Offer,” “— Exchange Offer Procedures” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which the exchange offer is open. Consequently, in the event we extend the period the exchange offer is open, we may delay acceptance of any old notes by giving written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our reasonable discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order is threatened in writing or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Exchange Offer Procedures

Only a holder of old notes may tender such old notes in the exchange offer. If you are a DTC participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC’s nominee, as applicable, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

To tender old notes in the exchange offer:

•	You must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below; and

•	The exchange agent must receive a timely confirmation of a book-entry transfer of the old notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the expiration date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. With respect to the exchange of the old notes, the term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	we may enforce the agreement against such participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations described below in this prospectus are true and correct.

In addition, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (1) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution;”

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•	a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of old notes in any exchange offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under “— Exchange agent” before the time indicated above. Any notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•	identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

•	specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the old notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes for such withdrawn old notes unless the old notes are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer of old notes.

You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479
Tele: (800) 344-5128
Facsimile: (612) 667-6282
Attn: Bondholder Communications

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offer, including as a result of failing to timely deliver old notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering circular distributed in connection with the private offering of the old notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

Description of Notes

General

The company issued the old notes and the related guarantees and will issue the new notes and the related guarantees under the indenture dated December 8, 2009 (the “Indenture”) between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Unless the context otherwise requires, all references to the “notes” in this “Description of the Notes” include the old notes and the new notes. The old notes and the new notes will be treated as a single class for all purposes of the Indenture. The Indenture complies with the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture may be obtained from the Company.

The Trustee will initially act as registrar, transfer agent and paying agent for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Trustee. The Company may change the registrar and any transfer agent or paying agent without notice to the Holders. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in Minneapolis, Minnesota. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Guarantees

The notes will be fully and unconditionally guaranteed by Acuity Parent and ABL IP Holding. The guarantees will be senior unsecured obligations of the Guarantors and will rank equal in right of payment with the Guarantors’ senior unsecured debt from time to time outstanding, unless the Guarantors are required by the covenant described under “— Certain Covenants — Limitations on Liens” below to secure the guarantees. The aggregate amount of obligations guaranteed will be reduced to the extent necessary to prevent violation of, or becoming voidable under, applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors generally.

Principal, Maturity and Interest

The Company is offering to exchange, upon the terms and subject to the conditions of this prospectus and the accompanying letter of transmittal, the new notes for all of the outstanding old notes.

Interest on the notes will accrue at the rate of 6.00% per year. Interest on the notes will be payable semi-annually in arrears on each June 15 and December 15, beginning on June 15, 2010, to the persons who are registered Holders at the close of business on June 1 and December 1, whether or not a business day, immediately preceding the applicable interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any interest payment date, Redemption Date (as defined below), repurchase date or maturity date falls on a day which is not a business day, payment of interest, principal and premium, if any, with respect to such notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

The Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes offered hereby; and the Company will pay interest (including post- petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods) on the notes offered hereby from time to time on demand at the same rate to the extent lawful.

Further Issues

The Company may from time to time without notice to, or the consent of, any Holder, create and issue additional notes under the Indenture, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby and have the same terms as to status, redemption and otherwise as the notes offered hereby.

Listing

The notes will not be listed on any securities exchange.

Ranking

The notes will be the Company’s senior unsecured obligations and will:

•	rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness;

•	rank senior in right of payment to all of the Company’s future subordinated indebtedness;

•	be effectively subordinated in right of payment to any existing and future secured indebtedness of the Company and the Guarantors to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to indebtedness of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding).

The guarantees will be senior unsecured obligations of Acuity Parent and ABL IP Holding and will rank equally in right of payment with Acuity Parent’s and ABL IP Holding’s other senior unsecured indebtedness from time to time outstanding.

Optional Redemption

The notes will be redeemable, in whole or in part, at the Company’s option, at any time or from time to time prior to maturity on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder (the “Redemption Date”). The redemption price will be equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 40 basis points, plus, in each case, accrued interest thereon to the Redemption Date.

For purposes of the optional redemption provisions of the notes, the following terms will be applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by us.

“Reference Treasury Dealer” means Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective affiliates, and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”) as selected by us. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefore another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related Redemption Date but for the redemption. If that Redemption Date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the note to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before the Redemption Date, the Company will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of, and accrued interest on, the notes to be redeemed on that date.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the Redemption Date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent or the Trustee funds in satisfaction of the applicable redemption price.

Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the notes as described above, the Company will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, the Company will be required to mail a notice to Holders, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The Company must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by it.

The paying agent will be required to promptly mail, to each Holder who properly tendered notes, the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Acuity Parent and its subsidiaries, taken as a whole, to one or more persons, other than to Acuity Parent or one of its subsidiaries; (2) the first day on which a majority of the members of Acuity Parent’s board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of Acuity Parent’s Voting Stock (as defined below); (4) Acuity Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Acuity Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Acuity Parent or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Acuity Parent’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to Acuity Parent’s liquidation or dissolution. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement of the Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change. Unless at least one Rating Agency is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of Acuity Parent’s board of directors who (1) was a member of Acuity Parent’s board of directors on the Issue Date; or (2) was nominated for election, elected or appointed to Acuity Parent’s board of directors with the approval of a majority of the Continuing Directors who were members of Acuity Parent’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of Acuity Parent’s proxy statement in which such member was named as a nominee for election as a director.)

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by Acuity Parent (as certified by a resolution of its board of directors) as a replacement for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of “Change of Control” includes a clause relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Acuity Parent and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Acuity Parent and its subsidiaries taken as a whole to another person may be uncertain in some circumstances.

A Delaware Chancery Court recently interpreted a “continuing director” definition similar to the “Continuing Directors” definition above and found that, under Delaware law, for purposes of such definition, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit Acuity Parent’s board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a

“Change of Control Triggering Event” that would trigger your right to require the Company to repurchase your notes as described above.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Liens

Acuity Parent will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon a Principal Property or upon any Capital Stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the notes shall be secured equally and ratably with (or, at the option of Acuity Parent, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:

(1) Liens existing on the Issue Date or provided for under the terms of agreements existing on the Issue Date;

(2) Liens on property or assets of a person existing at the time it becomes a Subsidiary, securing Indebtedness of such person; provided such Indebtedness was not incurred in connection with such person or entity becoming a Subsidiary and such Liens do not extend to any property or assets other than those of the person becoming a Subsidiary;

(3) Liens on property or assets of a person existing at the time such person is merged into or consolidated with Acuity Parent or any Restricted Subsidiary, or at the time of a sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of a person to Acuity Parent or any Restricted Subsidiary; provided that such Lien was not incurred in anticipation of the merger, amalgamation, arrangement, consolidation, sale, lease, transfer, conveyance, other disposition or other such transaction by which such person was merged into or consolidated with Acuity Parent or any Restricted Subsidiary;

(4) Liens on property or assets securing (1) all or any portion of the cost of acquiring, constructing, altering, developing, expanding, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with the property of Acuity Parent or any Restricted Subsidiary or (2) Indebtedness incurred by Acuity Parent or any Restricted Subsidiary to provide funds for the activities set forth in clause (1) above.

(5) Liens in favor of Acuity Parent or one or more Restricted Subsidiary;

(6) Liens on any property or assets securing (1) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other form of industrial revenue bond financing or (2) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

(7) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on Acuity Parent’s or any Restricted Subsidiary’s books in conformity with generally accepted accounting principles;

(8) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business of Acuity Parent or any Restricted Subsidiary that are not more than 60 days past due or that are being contested in good faith by appropriate proceedings;

(9) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(10) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(11) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of business of Acuity Parent or any Restricted Subsidiary;

(12) Liens arising under operating agreements or similar agreements entered into in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

(13) Liens on personal property (excluding the Capital Stock of any Restricted Subsidiary) securing Indebtedness of Acuity Parent or any Restricted Subsidiary, other than Indebtedness that matures more than 12 months after its creation, incurred in the ordinary course of business;

(14) Liens which secure a judgment or other court-ordered award or settlement as to which the Acuity Parent or any Restricted Subsidiary has not exhausted its appellate rights;

(15) Liens to secure Hedging Obligations; and

(16) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to above, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premium, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding).

Notwithstanding the restrictions in the preceding paragraph, Acuity Parent and the Restricted Subsidiaries will be permitted to incur Indebtedness, secured by Liens otherwise prohibited by this covenant, which, together with the value of Attributable Debt outstanding pursuant to the second paragraph of the “— Limitation on Sale and Lease-Back Transactions” covenant below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Limitation on Sale and Lease-Back Transactions

Acuity Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between Acuity Parent and one of the Restricted Subsidiaries or between the Restricted Subsidiaries, unless:

(1) Acuity Parent or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the “— Limitation on Liens” covenant above; or

(2) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by Acuity Parent’s board of directors) and Acuity Parent or such Restricted Subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 12 months of such Sale and Lease-Back Transaction to any (or a combination) of:

(a) the prepayment or retirement of the notes;

(b) the prepayment, retirement or defeasance (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of Acuity Parent or of one of the Restricted Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to Acuity Parent or one of the Restricted Subsidiaries) that matures more than 12 months after its creation; or

(c) the acquisition, construction, alteration, development, expansion, improvement or repair of other property used or to be used in the ordinary course of business of Acuity Parent or a Restricted Subsidiary; provided, that for purposes of this clause (c), any amounts expended to acquire, construct, alter, develop, expand, improve or repair such other property during the six months preceding such Sale and Lease-Back Transaction may also be applied as a credit against the net proceeds from the Sale and Lease-Back Transaction.

Notwithstanding the restrictions in the preceding paragraph, Acuity Parent and the Restricted Subsidiaries will be permitted to enter into Sale and Lease-Back Transactions otherwise prohibited by this covenant, which, together with all Indebtedness outstanding pursuant to the second paragraph of the “— Limitation on Liens” covenant above, do not exceed 15% of Consolidated Net Tangible Assets measured at the closing date of the Sale and Lease-Back Transaction.

Limitation on Mergers and Other Transactions

The Company may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose of its properties and assets substantially as an entirety to any person or persons unless:

(1) the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

(2) the successor corporation assumes by supplemental indenture all of the obligations of the Company under the Indenture;

(3) immediately after giving effect to the transaction, no event of default will have occurred and be continuing; and

(4) an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the first condition set forth has been satisfied.

Acuity Parent may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose its properties substantially as an entirety to any person or persons unless:

(1) the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

(2) the successor corporation assumes by supplemental indenture all of Acuity Parent’s obligations under the Indenture, including as guarantor;

(3) immediately after giving effect to the transaction, no event of default will have occurred and be continuing; and

(4) an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the first condition set forth has been satisfied.

The restrictions above shall not be applicable to:

•	the merger, amalgamation, arrangement or consolidation of the Company or Acuity Parent with an affiliate of ours if Acuity Parent’s board of directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation or convert the form of organization to another form; or

•	the merger of the Company or Acuity Parent with or into a single direct or indirect wholly owned subsidiary of Acuity Parent pursuant to Section 251(g) (or any successor provision) of the Delaware General Corporation Law.

In the case of any such merger, amalgamation, arrangement, consolidation, sale, transfer, conveyance or other disposition, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, the Company or Acuity Parent, as the case may be, under the Indenture and, subject to the terms of the Indenture, the Company or Acuity Parent, as the case may be, will be released from its obligations under the Indenture.

Events of Default

The following are “Events of Default” with respect to the notes:

(1) the failure to pay interest on the notes when the same becomes due and payable, and the Default continues for a period of 30 days;

(2) the failure to pay the principal (or premium, if any) of the notes, when such principal (or premium, if any) becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3) a Default in the observance or performance of any other covenant or agreement contained in the Indenture, and the Default continues for a period of 60 days after the Company receives written notice specifying the Default (and demanding that such Default be remedied) from the Trustee or the Holders holding at least 25% of the outstanding principal amount of the notes;

(4) failure to pay at maturity, or upon acceleration of, any Indebtedness of Acuity Parent, the Company and/or any other Significant Subsidiary at any one time in an amount in excess of $50.0 million, if the Indebtedness is not discharged or the acceleration is not annulled within 60 days after written notice to the Company by the Trustee or the Holders holding at least 25% in principal amount of the outstanding notes; or

(5) certain events of bankruptcy or insolvency affecting Acuity Parent, the Company or any other Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (5) above), shall occur and be continuing, the Trustee or the Holders holding at least 25% of the principal amount of the notes may declare the principal of and accrued interest on the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (5) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders holding a majority in principal amount of the notes may rescind and cancel such declaration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Holders holding a majority in principal amount of the notes may waive any existing Default or Event of Default and its consequences, except a Default in the payment of the principal of or interest on the notes.

Holders may not enforce the Indenture except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders. No Holder shall have any right to institute any proceeding with respect to any remedy available under the Indenture unless such Holder or Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders holding a majority in the principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Nothing herein shall impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to the notes.

The Company will be required to provide an officer’s certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Certain Definitions

The following is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction with respect to any Principal Property, at the time of determination, the present value of the total net amount of rent (for the avoidance of doubt, “net amount of rent” excludes amounts required to be paid on account of maintenance and repairs, reconstruction insurance, taxes, assessments, water rates and similar charges and contingent rates, such as those based on net sales) required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Consolidated Net Tangible Assets” means, as of any date on which Acuity Parent or a Restricted Subsidiary effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (1) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (2) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of Acuity Parent and its subsidiaries and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Hedging Obligations” means:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means with respect to any person, without duplication:

(1) all obligations of such person for borrowed money; and

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of the notes but not any additional debt securities.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Principal Property” means any manufacturing plant or facility located within the United States of America (other than its territories or possessions) owned by Acuity Parent or any Restricted Subsidiary which in the good faith opinion of Acuity Parent’s board of directors, is of material importance to the total business conducted by Acuity Parent and the Restricted Subsidiaries as a whole.

“Restricted Subsidiary” means any Subsidiary of Acuity Parent (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America (not including its territories and possessions) and (2) that owns a Principal Property; provided that the term “Restricted Subsidiary” will not include any Subsidiary that is principally engaged in financing the operations of Acuity Parent, or its Subsidiaries, or both, outside of the United States of America.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us to such person.

“Significant Subsidiaries” means any Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.

“Subsidiary” means any corporation, limited liability company, limited partnership or other similar type of business entity in which Acuity Parent and/or one or more of its Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture and the terms of the notes for certain specified purposes, including:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5) to evidence and provide for the acceptance of appointment by a successor Trustee;

(6) to conform the terms of the Indenture, the notes and/or the guarantees to any provision or other description of the notes or guarantees, as the case may be, contained in this prospectus;

(7) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the Company’s or the Guarantors’ obligations under the Indenture and the notes, in each case in compliance with the provisions thereof;

(8) to provide for the issuance of registered notes, which shall have terms substantially identical in all material respects to the initial notes issued under the Indenture (except that the transfer restrictions contained in the initial notes shall be modified or eliminated, as appropriate, and there will be no registration rights), and which will be treated, together with any outstanding initial notes, as a single issue of securities;

(9) to provide for the issuance of any additional notes under the Indenture;

(10) to comply with the rules of any applicable securities depository;

(11) to make any change that would provide any additional rights or benefits to the Holders (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the Trustee, add to the Company’s covenants for the benefit of the Holders, add any additional events of default for the notes, or surrender any right or power conferred upon the Company or the Guarantors) or that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(12) change or eliminate any restrictions on the payment of principal or premium, if any, on notes in registered form; provided that any such action shall not adversely affect the interests of the Holders in any material respect; or

(13) supplement any provision of the Indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the Indenture; provided that such action shall not adversely affect the interests of any of the Holders in any material respect.

In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders holding a majority in principal amount of all then outstanding notes, except that, without the consent of each Holder, no amendment may:

(1) reduce the principal amount of outstanding notes whose Holders must consent to an amendment;

(2) reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;

(3) reduce the principal of, change or have the effect of changing the fixed maturity of the notes, or change the date on which the notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefore;

(4) make the notes payable in currency other than that stated in the notes or change the place of payment of the notes from that stated in the notes or in the Indenture;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on the notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders holding a majority in principal amount of the notes to waive Defaults or Events of Default;

(6) make any change to or modify in any manner adverse to the Holders the terms and conditions of the obligations of the Guarantors under the guarantees;

(7) make any change to or modify the ranking of the notes that would adversely affect the Holders; or

(8) make any change in these amendment and waiver provisions.

Satisfaction, Discharge and Defeasance

The Company and the Guarantors may terminate their obligations under the Indenture, when:

(1) either:

(a) all the notes that have been authenticated and delivered have been delivered to the Trustee for cancellation; or

(b) all the notes issued that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the Company’s name and at the Company’s expense, and the Company has deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire Indebtedness on the notes to pay principal (and premium, if any), interest and any additional amounts;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture; and

(3) the Company has delivered to the Trustee an officer’s certificate or an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Company and the Guarantors may elect to have their obligations under the Indenture discharged with respect to the outstanding notes (“legal defeasance”). Legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied all of its obligations under the notes and the Indenture, except for:

(1) the rights of holders of the notes to receive principal (and premium, if any), interest, if any, on the notes and any additional amounts when due;

(2) the Company’s obligations with respect to the notes concerning the issuance of temporary notes; registration and transfer of notes; replacement of mutilated, destroyed, lost or stolen notes; compensation of the Trustee from time to time for its services rendered under the Indenture; maintenance of an office or agency for payment; and holding in trust sums sufficient for the payment of additional amounts, if any;

(3) the rights, powers, trusts, duties and immunities of the Trustee; and

(4) the legal defeasance provisions of the Indenture.

In addition, the Company and the Guarantors may elect to have their obligations released with respect to certain covenants in the Indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “— Events of Default” will no longer constitute an event of default.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

(1) the Company or the Guarantors must irrevocably have deposited or caused to be deposited with the Trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders:

(a) money in dollars or in such foreign currency in which the notes are payable in at stated maturity;

(b) non-callable U.S. government obligations; or

(c) a combination of money and non-callable U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of (and premium, if any) and interest on the outstanding notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the notes. Before such deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of any notes at a future date in accordance with any redemption provisions contained in any supplemental indenture relating to such notes, which shall be given effect in applying the foregoing;

(2) in the case of legal defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that (i) the Company shall have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3) in the case of covenant defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to the same federal income tax as would be the case if the covenant defeasance had not occurred;

(4) no Event of Default or event with which notice of lapse of time or both would become an Event of Default with respect to the notes has occurred and is continuing at the time of such deposit;

(5) such legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of the Company’s or the Guarantors’ securities;

(6) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company or the Guarantors are a party, or by which the Company or the Guarantors are bound;

(7) such legal defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Exchange Act to be delisted;

(8) such legal defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Company or the Guarantors in connection therewith; and

(9) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

Reports to Trustee

The Indenture governing the notes provides that any document or report that Acuity Parent is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC.

The Trustee

Wells Fargo Bank, National Association, will act as trustee for the notes. We have other customary banking relationships with Wells Fargo Bank, National Association, and its affiliates in the ordinary course of business.

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees, Incorporator and Stockholders

No director, officer, employee, incorporator, agent, stockholder or affiliate of Acuity Parent or any of its Subsidiaries, as such, shall have any liability for any obligations of Acuity Parent or any of its Subsidiaries under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Unclaimed Funds

All funds deposited with the Trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of such notes will be repaid to the Company upon its request. Thereafter, any right of any Holder to such funds shall be enforceable only against the Company, and the Trustee and paying agents will have no liability therefore.

Governing Law

The notes, the guarantees and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Book-entry Settlement and Clearance

Book-Entry Procedures

The new notes will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC’s nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased new notes. The participant will then keep a record of its clients who purchased the new notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own new notes held by DTC only through a participant.

The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

DTC has provided the Company with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of new notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the new notes on DTC’s records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued.

To facilitate subsequent transfers, all new notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of new notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes; DTC’s records reflect only the identity of the direct participants to whose accounts such new notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the new notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the new notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and distributions on the new notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or the paying agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its new notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the new notes by causing the direct participant to transfer the participant’s interest in the new notes, on DTC’s records, to the paying agent. The requirement for physical delivery of the new notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the new notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the paying agent’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the new notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

Same-day Settlement and Payment

The new notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the new notes in certificated form. DTC will therefore require secondary market trading activity in the new notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the new notes.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), in each case, as a participant in DTC.

Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the new notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the new notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Principal U.S. Federal Income Tax Consequences of the Exchange Offer

The following discussion is a summary of material U.S. federal income tax consequences of the exchange offer to holders of old notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired old notes at original issue for cash and holds such old notes as a capital asset within the meaning of Section 1221 of the Code.

The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holder’s holding period for the new note will include the holder’s holding period for the old note exchanged therefore, and the holder’s basis in the new note will be the same as the holder’s basis in the old note immediately before the exchange.

Persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the U.S. federal income tax consequences to them in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Plan of Distribution

For a period of 135 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 135 days after the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2010, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 135 days after the date on which the exchange offer is consummated we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the new notes and guarantees will be passed upon for us by King & Spalding LLP, Atlanta, Georgia.

Independent Registered Public Accounting Firm

Our financial statements and the related financial statement schedule incorporated in this prospectus by reference to Acuity’s Annual Report on Form 10-K as of and for the fiscal year ended August 31, 2009 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

Incorporation by Reference

The SEC allows certain issuers, including Acuity, to “incorporate by reference” information in documents that have been filed with it. We have elected to use a similar procedure in connection with this prospectus, which means that we can disclose important information about us by referring you to those documents that are considered part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the fiscal year ended August 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended November 30, 2009, February 28, 2010 and May 31, 2010;

•	Current Reports on Form 8-K dated October 2, 2009, October 7, 2009 (Item 8.01 only), November 16, 2009, December 1, 2009 (2 filings), December 3, 2009, December 7, 2009, December 9, 2009, December 10, 2009, January 11, 2010, January 25, 2010, February 9, 2010, March 31, 2010 (Item 8.01 only), June 25, 2010 (Item 8.01 only) and June 30, 2010; and

•	Definitive Proxy Statement for Acuity Parent’s Annual Meeting of Stockholders held on January 8, 2010.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Acuity Brands, Inc.
1170 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30309
Attention: Investor Relations
(404) 853-1400

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement hereto. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement hereto is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Acuity Brands Lighting, Inc.

Offer to Exchange
Up to $350,000,000 aggregate principal amount
of our 6.00% Senior Notes due 2019
(which we refer to as the “new notes”)
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for $350,000,000 of our outstanding
6.00% Senior Notes due 2019
(which we refer to as the “old notes”
and, together with the new notes, as the “notes”)
and the guarantees thereof

PROSPECTUS

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Acuity Brands Lighting, Inc. and Acuity Brands, Inc.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”).

The Company’s and Acuity Parent’s bylaws grant their directors and officers a right to indemnification to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the company or (ii) by reason of the fact that, while they are or were directors or officers of the company, they are or were serving at the request of the company as a director, officer or employee of another enterprise. The Company’s and Acuity Parent’s bylaws further provide that an advancement for any such expenses shall only be made upon delivery to the company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by the company.

The Company’s and Acuity Parent’s certificates of incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Acuity Parent has also entered into indemnification agreements with certain of its directors and officers. These agreements require Acuity Parent to indemnify these directors and officers with respect to their activities as directors or officers of Acuity Parent or when serving at Acuity Parent’s request as a director, officer or trustee of another corporation, trust or other enterprise against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal, administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to Acuity Parent. Acuity Parent has agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee: (i) the benefits provided by Acuity Parent’s certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by Acuity Parent’s certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which Acuity Parent exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by Acuity Parent; and (vi) such other benefits as may be otherwise available to the indemnitee under Acuity Parent’s existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Acuity Parent with respect to suits or proceedings arising out of acts or omissions during his service to Acuity Parent. Each indemnitee has agreed to notify Acuity Parent promptly of any proceeding brought or threatened and not to make any admission or settlement without Acuity Parent’s consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

Acuity Parent also maintains directors’ and officers’ liability insurance for its directors and officers.

ABL IP Holding LLC

Section 14-11-306 of the Georgia Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in the articles of organization or a written operating agreement, a Georgia limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, arising in connection with the limited liability company; provided, however, that no limited liability company shall have the power to indemnify any member or manager for any liability that may not be eliminated or limited by the articles or organization or a written operating agreement by reason of division (4)(A)(i) or (ii) of Code Section 14-11-305.

ABL IP Holding LLC’s operating agreement provides that ABL IP Holding shall indemnify and hold harmless each member, manager, and officer of ABL IP Holding against any and all liabilities, claims and demands whatsoever relating to or arising out of any action, inaction, or omission in connection with ABL IP Holding to the fullest extent permitted by the Georgia Limited Liability Company Act against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith.

Item 21.	Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of June 2010

Acuity Brands Lighting, Inc.

By:	/s/ Vernon J. Nagel
Vernon J. Nagel
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard K. Reece and C. Dan Smith, Jr., and each of them his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 30th day of June 2010.

Signature	Title

/s/ Vernon J. Nagel Vernon J. Nagel	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard K. Reece Richard K. Reece	Director and Executive Vice President (Principal Financial and Accounting Officer)

/s/ C. Dan Smith, Jr. C. Dan Smith, Jr.	Director

Signatures

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of June 2010

Acuity Brands, Inc.

By:	/s/ Vernon J. Nagel
Vernon J. Nagel
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard K. Reece and C. Dan Smith, Jr. and each of them his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 30th day of June 2010.

Signature	Title

/s/ Vernon J. Nagel Vernon J. Nagel	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard K. Reece Richard K. Reece	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Peter C. Browning Peter C. Browning	Director

/s/ John L. Clendenin John L. Clendenin	Director

/s/ George C. (Jack) Guynn George C. (Jack) Guynn	Director

/s/ Gordon D. Harnett Gordon D. Harnett	Director

/s/ Robert F. McCullough Robert F. McCullough	Director

Signature	Title

/s/ Julia B. North Julia B. North	Director

/s/ Ray M. Robinson Ray M. Robinson	Director

/s/ Neil Williams Neil Williams	Director

Signatures

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of June 2010

ABL IP Holding LLC

By:	/s/ Vernon J. Nagel
Vernon J. Nagel
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard K. Reece and C. Dan Smith, Jr. and each of them his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 30th day of June 2010.

Signature	Title

/s/ Vernon J. Nagel Vernon J. Nagel	President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard K. Reece Richard K. Reece	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Barry R. Goldman Barry R. Goldman	Manager

/s/ Jeremy M. Quick Jeremy M. Quick	Manager

/s/ C. Dan Smith, Jr. C. Dan Smith, Jr.	Manager

INDEX TO EXHIBITS

Exhibit No.

2.1		Agreement and Plan of Merger among Acuity Brands, Inc., Acuity Merger Sub, Inc. and Acuity Brands Holdings, Inc., dated September 25, 2007.	Reference is made to Exhibit 10.1 of Acuity Parent’s Form 8-K as filed with the Commission on September 26, 2007, which is incorporated herein by reference.
2.2		Agreement and Plan of Distribution by and between Acuity Brands, Inc. and Zep Inc., dated as of October 31, 2007.	Reference is made to Exhibit 2.1 of Acuity Parent’s Form 8-K as filed with the Commission on November 6, 2007, which is incorporated herein by reference.
2.3		Stock Purchase Agreement dated March 18, 2009 by and between Acuity Brands, Inc., Acuity Brands Lighting, Inc., Sensor Switch, Inc., and Brian Platner.	Reference is made to Exhibit 2.1 of Acuity Parent’s Form 8-K as filed with the Commission on March 18, 2009, which is incorporated herein by reference.
3	.1*	Amended and Restated Certificate of Incorporation of Acuity Brands Lighting, Inc. (formerly L&C Lighting Group, Inc. and Acuity Lighting Group, Inc.), dated as of July 27, 2001.
3	.2*	Certificate of Amendment of Acuity Brands Lightning, Inc., dated as of November 9, 2001.
3	.3*	Certificate of Amendment of Acuity Brands Lightning, Inc., dated as of January 29, 2007.
3	.4*	Amended and Restated Bylaws of Acuity Brands Lighting, Inc. (formerly L&C Lighting Group, Inc.), dated as of July 31, 2001.
3.5		Restated Certificate of Incorporation of Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.), dated as of September 26, 2007.	Reference is made to Exhibit 3.1 of Acuity Parent’s Form 8-K as filed with the Commission on September 26, 2007, which is incorporated herein by reference.
3.6		Certificate of Amendment of Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.), dated as of September 26, 2007.	Reference is made to Exhibit 3.2 of Acuity Parent’s Form 8-K as filed with the Commission on September 26, 2007, which is incorporated herein by reference.
3.7		Amended and Restated Bylaws of Acuity Brands, Inc., (formerly Acuity Brands Holdings, Inc.) dated as of January 8, 2009.	Reference is made to Exhibit 3.1 of Acuity Parent’s Form 8-K as filed with the Commission on October 7, 2008, which is incorporated herein by reference.
3	.8*	Articles of Organization of ABL IP Holding LLC, dated as of September 20, 2007.
3	.9*	Operating Agreement of ABL IP Holding LLC, dated as of September 20, 2007.
4	.1*	Indenture, dated as of December 8, 2009, among Acuity Brands Lighting, Inc., as issuer, Acuity Brands, Inc. and ABL IP Holding LLC as guarantors party thereto and Wells Fargo Bank, National Association.
4	.2*	Form of 6.00% Senior Secured Exchange Note due 2014 (included in Exhibit 4.1 hereto)
4	.3*	Form of Subsidiary Guarantee (included in Exhibit 4.1 hereto).

Exhibit No.

4.4		Registration Rights Agreement, dated December 8, 2009, by and among Acuity Brands Lighting, Acuity Brands, Inc. and ABL IP Holding LLC and Banc of America Securities LLC and J.P. Morgan Securities Inc., as initial purchasers.	Reference is made to Exhibit 4.3 of Acuity Parent’s Form 8-K as filed with the Commission on December 9, 2009, which is incorporated herein by reference.
4.5		Form of Certificate representing Acuity Brands, Inc. Common Stock.	Reference is made to Exhibit 4.1 of Acuity Parent’s Form 8-K as filed with the Commission on December 14, 2001, which is incorporated herein by reference.
4.6		Stockholder Protection Rights Agreement between Acuity Brands, Inc. (formerly Acuity Brands Holdings, Inc.) and The Bank of New York, dated as of September 25, 2007.	Reference is made to Exhibit 4.2 of Acuity Parent’s Form 8-K as filed with the Commission on September 26, 2007, which is incorporated herein by reference.
4.7		Letter Agreement appointing Successor Rights Agent.	Reference is made to Exhibit 4(c) of Acuity Parent’s Form 10-Q as filed with the Commission on July 14, 2003, which is incorporated herein by reference.
5	.1*	Opinion of King & Spalding LLP regarding legality of securities being offered.
12		Statement re: Computation of Ratio of Earnings to Fixed Charges.	Reference is made to Exhibit 12 of Acuity Parent’s Form 10-Q as filed with the Commission on June 30, 2010, which is incorporated herein by reference.
23	.1*	Consent of King & Spalding LLP (included as part of its opinions filed as Exhibits 5.1 and 8.1 hereto).
23	.4*	Consent of independent registered public accounting firm.
24	.1*	Powers of Attorney (included on signature pages).
25	.1*	Form T-1, Statement of Eligibility of Trustee.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith